Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-82128


PROSPECTUS

                                 903,375 Shares

                               I.D. Systems, Inc.

                                  Common Stock

     In January 2002, I.D. Systems consummated a private placement for 821,250 shares of I.D. System's common stock at $8.00 per share. Sanders Morris Harris Inc. acted as the placement agent for the private placement and received 82,125 warrants for the purchase of common stock as partial compensation for its services.

     The selling stockholders will receive all of the net proceeds from sales of their shares and will pay all brokerage commissions and similar selling expenses, if any. We will not receive any proceeds from sales of the shares by the selling stockholders.

     The address and telephone number of I.D. System's principal executive offices are:

                              One University Plaza
                          Hackensack, New Jersey, 07601
                                 (201) 670-9000

     Our common stock currently is quoted on the Nasdaq SmallCap Market under the symbol "IDSY." The last reported bid price of our common stock on the Nasdaq SmallCap Market on January 30, 2002 was $9.30.

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE CAPTION "RISK FACTORS" ON PAGE 2 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ______________________________

                The date of this Prospectus is February 14, 2002

                                Table of Contents

                                                                            Page
                                                                            ----

Risk Factors..................................................................3
Special Information About Forward Looking Statements..........................5
Use of Proceeds...............................................................6
Selling Stockholder ..........................................................6
Plan of Distribution .........................................................7
Description of Securities.....................................................8
Indemnification for Securities Act Liabilities................................9
Where You Can Find More Information About Us.................................10
Legal Matters................................................................10
Experts......................................................................10

You should read the entire prospectus and any documents incorporated by reference carefully before purchasing I.D. Systems common stock. In this prospectus, "I.D. Systems," "we," "us" and "our" refer to the business that is owned and conducted by I.D. Systems, Inc. and its subsidiaries and not to the selling stockholders.

                                  RISK FACTORS

BEFORE YOU BUY SHARES OF OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS ASSOCIATED WITH THE PURCHASE OF OUR COMMON STOCK. YOU SHOULD
CONSIDER CAREFULLY THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS AND ALL DOCUMENTS INCORPORATED BY REFERENCE, BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING THE DOCUMENTS WE INCORPORATE BY REFERENCE UNDER "WHERE YOU CAN FIND MORE INFORMATION ABOUT US".

A MARKET FOR OUR TECHNOLOGY MIGHT NOT DEVELOP, CAUSING OUR REVENUES TO DECREASE

     Our success is highly dependent on market acceptance of our wireless monitoring and tracking system. The market for wireless monitoring and tracking products and services is new and rapidly evolving. We are not certain that our target customers will purchase our wireless monitoring and tracking system. Additionally, we cannot assure you that the market for wireless monitoring and tracking technology will continue to emerge or become sustainable. If the market for our products fails to grow, develops more slowly than we expect or becomes saturated with competing products or services, then our revenues will not increase and our financial condition will be materially adversely affected.

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS, LIMITING OUR ABILITY TO DEVELOP AND EXPAND OPERATIONS

     Based on our current estimates, we believe that we have sufficient cash to continue operations for the next 12 months. Unplanned expenses or development opportunities may require us to raise additional capital. We currently do not have a credit facility or any commitments for additional financing. We cannot be certain that additional financing will be available when we require it and to the extent that we require it. If additional funds are unavailable to us, or are not available to us on acceptable terms, we may be unable to fund our expansion, develop or enhance our products or respond to competitive pressures.

IF WE RAISE ADDITIONAL CAPITAL THROUGH THE SALE OF COMMON STOCK, PREFERRED STOCK OR CONVERTIBLE DEBT SECURITIES, THE PERCENTAGE OWNERSHIP OF OUR THEN EXISTING STOCKHOLDERS WILL BE DILUTED

     We have issued common stock, options and warrants to purchase our common stock, and in the future we may issue additional shares of common stock, options, warrants, preferred stock or other securities exercisable for or convertible into our common stock. At January 28, 2002, there were warrants to purchase 307,125 shares of common stock outstanding. Additionally, we have granted options to employees for the purchase of 2,205,426 shares of our common stock, and expect to continue to grant employees stock options. Holders of our common stock do not have preemptive rights. Therefore, issuances of additional securities will dilute the percentage ownership of our stockholders.

SUBSTANTIAL SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE

     Sales of a substantial number of shares of common stock by stockholders under the registration statement of which this prospectus is a part, under another registration statement, under Rule 144 of the Securities Act of 1933 or under other exemptions that may be available under the Securities Act of 1933, could drive the market price of our common stock down by introducing a large number of shares into a market in which there is a relatively small number of shares publicly traded. Additionally, the increase in shares could increase the volatility of an already volatile market.

OUR FAILURE TO PROTECT OUR PROPRIETARY TECHNOLOGY MAY IMPAIR OUR COMPETITIVE POSITION

     We believe that we have a competitive advantage over our competitors due to our intellectual property rights. Although we seek to protect our intellectual property rights through patents, copyrights, trade secrets and other measures, we cannot be certain that:

          o    we will be able to adequately protect our technology;
          o our patents will not be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the technology described in the patent;
          o competitors will not be able to develop similar technology independently; and
          o intellectual property laws will be adequate to protect our intellectual property rights.

     Furthermore, policing the unauthorized use of our products is difficult, and expensive litigation may be necessary to enforce our intellectual property rights. Accordingly, we cannot be certain that we will be able to protect our proprietary rights against unauthorized third party copying or use. If we are unsuccessful in protecting our intellectual property, we may lose the technological advantage we have over competitors.

WE COULD INCUR SUBSTANTIAL COSTS DEFENDING OUR INTELLECTUAL PROPERTY FROM A CLAIM OF INFRINGEMENT BY A THIRD PARTY

     In recent years, there has been significant litigation in the United States involving claims of alleged infringement of patents and other intellectual property rights. We could incur substantial costs to defend any such litigation. Although we are not currently involved in any intellectual property litigation, we may be a party to litigation in the future as a result of an alleged infringement of another's intellectual property. If a claim of infringement of intellectual property rights was decided against us, we could be required to:

          o cease selling, incorporating or using products or services that incorporate the challenged intellectual property;
          o obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms; or
          o redesign those products or services that incorporate such technology.

IF WE ARE UNABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGE, WE MAY BE UNABLE TO MEET THE NEEDS OF OUR CUSTOMERS

     Our market is characterized by rapid technological change and frequent new product announcements. Significant technological changes could render our existing technology obsolete. If we are unable to successfully respond to these developments or do not respond in a cost-effective way, we will be unable to satisfactorily meet the needs of our customers. To be successful, we must adapt to rapidly changing market conditions by continually improving the responsiveness, services and features of our products and by developing new features to meet customer needs. Our inability to meet customer needs would lead to a loss of customers.

IF WE LOSE OUR KEY PERSONNEL OR ARE UNABLE TO RECRUIT ADDITIONAL PERSONNEL, OUR BUSINESS MAY SUFFER

     We are dependent on the continued employment and performance of our executive officers and key employees, particularly Jeffrey M. Jagid, Chief Executive Officer, Kenneth S. Ehrman, Chief Operating Officer, Ned Mavrommatis, Chief Financial Officer, and Michael Ehrman, Executive Vice President of Engineering. We currently have employment agreements with Messrs. Jagid, Ehrman and Ehrman, but there is no guarantee that these employees who have entered into employment agreements will fulfill the terms of their contracts or that they will remain with us once the term of their respective employment agreements expire. Like other companies in our industry, we face intense competition for qualified personnel. Many of our competitors for qualified personnel have greater resources than we have. We cannot be certain that we will be able to maintain salaries at market levels. Therefore, we cannot be certain that we will be successful in attracting or retaining qualified personnel in the future.

WE MIGHT NOT BE ABLE TO OBTAIN THE SERVICES OF QUALIFIED SUBCONTRACTORS TO PRODUCE OUR PRODUCTS LEADING TO DISRUPTION IN PRODUCTION AND DISTRIBUTION OF OUR PRODUCTS TO OUR CUSTOMERS

     In order to meet our requirements under our contracts, we rely on the efforts and skills of subcontractors for the manufacture of our products and the delivery of our products to our customers. There is great competition for the most qualified and competent subcontractors. If we are unable to afford or hire qualified subcontractors the quality of our services and products could decline. Such conditions would limit our ability to perform our contracts with customers.

THE FEDERAL GOVERNMENT MIGHT IMPLEMENT SIGNIFICANT REGULATIONS WHICH MIGHT REQUIRE US TO INCUR SIGNIFICANT COMPLIANCE COSTS

     Our products transmit radio frequency waves, the transmission of which is governed by the rules and regulations of the Federal Communication Commission. Our ability to design, develop and sell our products will continue to be subject to the rules and regulations of the Federal Communication Commission for the foreseeable future. The implementation of unfavorable regulations, or unfavorable interpretations of existing regulations by courts or regulatory bodies, could require us to incur significant compliance costs cause the development of the affected markets to become impractical or otherwise adversely affect our ability to produce or market our products.

IF WE ARE UNABLE TO EFFECTIVELY MANAGE OUR GROWTH WE WILL BE UNABLE TO SUCCESSFULLY OPERATE OUR BUSINESS IN THE FUTURE

     Our rapid growth has placed, and is expected to continue to place, a significant strain on our managerial, technical, operational and financial resources. To manage our expected growth, we will have to implement and improve our operational and financial systems, and we will have to train and manage our growing employee base. We will also need to maintain and expand our relationships with customers, subcontractors and other third parties. If we are unable to effectively manage our growth, our business may become inefficient and we might not be able to effectively compete with competitors.

OUR NEW PRODUCTS MAY CONTAIN TECHNOLOGICAL FLAWS AND WE MAY INCUR SUBSTANTIAL LIABILITY DUE TO THESE FLAWS

     Complex technological products like ours often contain undetected errors or failures when first introduced or when new versions of the products are introduced. Despite our every effort to eliminate these flaws, there still may be flaws in our new products, even after the commencement of commercial shipments. These flaws could result in a delay of, or failure to, achieve market acceptance of our products, which, since our products are used in business critical applications could lead to substantial product liability claims. Such claims could not only adversely affect our immediate financial condition, but could permanently injure our reputation in our industry.

              SPECIAL INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under "Risk Factors." The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements or publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect future events or developments.

                                 USE OF PROCEEDS

     Each selling stockholder is selling all of the shares covered by this prospectus for his, her or its own account. Accordingly, we will not receive any proceeds from the resale of the shares. We will, however, receive $786,757.50 if Sanders Morris Harris, Inc. exercises its warrant to purchase common stock. We expect to use these proceeds, if any, for general corporate purposes.

                              SELLING STOCKHOLDERS

     We issued the shares of common stock covered by this prospectus to the selling stockholders under the terms of a subscription agreement signed by each stockholder. Under the terms of a registration rights agreement between each investor and us, we are required to file the registration statement of which this prospectus is a part prior to February 15, 2002.

     The following table lists information regarding the selling stockholders' ownership of shares of our common stock as of February 4, 2002. Information concerning the selling stockholders may change from time to time.


                                                  -----------------------------------------------------------------------
                                                     Number of                            Number of
                                                       Shares                            Shares to be    Percent of the
                                                    Beneficially     Number of Shares    Beneficially      Class Still
                                                    Owned Before       That May be       Owned if All      Owned After
Name                                                the Offering         Offered       Shares are Sold   the Offering(1)
----------------------------------------------    ----------------- ------------------ ----------------- ----------------
Apogee Fund, L.P                                        100,000           100,000                 0                0
Atlas Capital Master Fund, L.P.                          37,500            37,500                 0                0
E. Turner Baur                                           10,000            10,000                 0                0
Robert A. and Julie T. Berlacher                         15,000            15,000                 0                0
Bernard Byrd Trust                                        6,250             6,250                 0                0
CQ Fund Ltd. (2)                                        120,000           120,000                 0                0
CQ Partners Fund, L.P. (2)                               96,000            96,000                 0                0
CQ Partners Fund II, L.P. (2)                            24,000            24,000                 0                0
Dewey Investment Partnership                              6,250             6,250                 0                0
Flyline Holdings Ltd.                                    25,000            25,000                 0                0
David S. Hunt                                            25,000            25,000                 0                0
Brian Kuhn                                                6,250             6,250                 0                0
Lancaster Investment Partners, L.P.                     100,000           100,000                 0                0
Sanders Morris Harris, Inc. (3)                          82,125            82,125                 0                0
Trellus Partners LP                                     137,500           137,500                 0                0
Trellus Offshore Fund Limited                           112,500           112,500                 0                0

                     Totals                             903,375           903,375                 0                0


___________________________
(1)  Assumes that all of the shares of the common stock offered are sold.
(2) Edward Turner Baur, the controlling person of the managing partner of this selling stockholder, owns 70,900 shares of I.D. Systems common stock individually. Based on a Schedule 13G filed with the SEC on January 25, 2002, CQ Capital, LLC, the managing partner of the selling stockholder, beneficially owns an aggregate of 467,300 shares of our common stock, including the shares owned by the selling stockholder.
(3) The 82,125 shares of common stock being registered for Sanders Morris Harris, Inc. are issuable upon exercise of warrants.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock in private transactions or on any stock exchange, market or trading facility on which the shares are traded. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     o an exchange distribution in accordance with the rules of the applicable exchange;
     o    privately negotiated transactions;
     o    short sales;
     o broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
     o    a combination of any such methods of sale; and
     o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under rule 144 of the securities act, if available, rather than under this prospectus.

     The selling stockholders may also engage in put options, call options, other forms of derivative securities and other transactions in our securities and may sell or deliver shares in connection with these transactions. The selling stockholders may pledge its shares to its brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, his, her or its broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated.

     The selling stockholders and any broker-dealers that act in connection with the sale of the shares offered hereby might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares offered hereby sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify certain selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares offered hereby against certain liabilities, including liabilities arising under the Securities Act.

                            DESCRIPTION OF SECURITIES

General

     We are authorized to issue 15,000,000 shares of common stock, par value $.01 per share, of which 5,881,625 were issued and outstanding on January 28, 2002. We are also authorized to issue 5,000,000 shares of preferred stock, $.01 par value per share. No shares of preferred stock are currently outstanding.

Common Stock

     The holders of shares of common stock have no preemptive rights and the shares are not subject to redemption. Holders of common stock are not entitled to cumulative voting.

Preferred Stock

     We are authorized to issue 5,000,000 million shares of preferred stock, in one or more classes or series as determined from time to time by the board of directors.

     The board of directors has the authority to issue shares of preferred stock and to fix the number of shares and the relative rights, conversion rights, voting rights and the terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of these preferred shares, subject only to the limitations and restrictions contained in our certificate of incorporation. No stockholder approval is needed. The board of directors is empowered to issue preferred stock with rights that could adversely affect the voting power or other rights of the holders of the common stock. In the event of an issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control.

Certificate of Incorporation Anti-Takeover Provisions

     Our certificate of incorporation contains several provisions which would delay, defer or prevent a change of control from occurring. The board of directors has the authority to issue preferred stock without stockholder approval with any rights or preferences the board of directors determines. Additionally, the stockholders of I.D. Systems are not permitted to act by written consent, and are therefore only permitted to take corporate at annual or special meetings. Special meetings of stockholders may only be called by:

     o the board of directors pursuant to a resolution adopted by a majority of the entire board of directors, either upon motion of a director or upon written request by the holders of at least 50% of the voting power of all the shares of capital stock of I.D. Systems entitled to vote in the election of directors, voting as a single class, or
     o    the Chairman of the Board or the President of I.D. Systems.

In addition, the affirmative vote of at least 75% of the voting power of all the shares of capital stock of I.D. Systems entitled to vote in the election of directors, voting as a single class is required to amend or repeal the provisions dealing with meetings of stockholders. These provisions make it more difficult for someone attempting to effect a change in control to do so.

Delaware Law Anti-Takeover Provision

     We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. In general, the DGCL prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's voting stock. This provision could make it more difficult for an "interested stockholder" to obtain control of us without the approval of the board of directors.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Section 145 of the Delaware General Corporate Law provides, in general, that a corporation incorporated under the laws of the State of Delaware may:

     o indemnify any director, officer, employee or agent who worked directly for it or who worked at its request for another enterprise and was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than a derivative action by or in the right of the corporation.

     o indemnify against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by any of the aforementioned people in connection with the action, suit or proceeding if this person acted in good faith and in a manner this person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the corporation had no reasonable cause to believe that this person's conduct was unlawful.

     o in the case of a derivative action, indemnify any person against expenses actually and reasonably incurred by this person in connection with the defense or settlement of the action or suit, if this person acted in good faith and in a manner this person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which this person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which the action was brought determines that this person is fairly and reasonably entitled to indemnity for his/her expenses.

     Our certificate of incorporation authorizes us to indemnify all persons permitted to be indemnified under Section 145 of the Delaware General Corporate Law, by bylaws, agreements or otherwise, to the fullest extent permitted under Delaware law.

     Insofar as indemnification for liabilities arising under the securities act may be permitted to directors, officers and controlling persons of small business issues pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the securities act and is, therefore, unenforceable.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

     We have filed with the SEC a registration statement on Form S-3 to register shares of our common stock. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us and our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of that registration statement. You can review and copy the registration statement and its exhibits and schedules at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, is also available on the SEC's web site.

     This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filing we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     o Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2000;
     o    Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001;
     o    Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001;
     o Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001; and
     o    Current Report on Form 8-K filed on April 19, 2001.

     You may request a copy of these filings, at no cost, by writing to us at our executive offices at One University Plaza Hackensack, New Jersey, 07601,
Attention: Ned Mavrommatis, or by calling us at (201) 670-9000.

                                  LEGAL MATTERS

     Jenkens & Gilchrist Parker Chapin LLP, New York, NY, has passed upon the validity of the securities offered hereby.

                                     EXPERTS

     Richard A. Eisner & Company, LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-KSB for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements included in such annual report are incorporated by reference in reliance on the report of Richard A. Eisner & Company, LLP, given on their authority as experts in accounting and auditing.


=======================================================       ======================================================
                                                              ------------------------------------------------------

         We have not authorized any dealer,
salesperson or any other person to give any                                    I.D. Systems, Inc.
information or to represent anything not contained in
this prospectus.  You must not rely on any
unauthorized information.  This prospectus does not
offer to sell or buy any shares in any jurisdiction
where it is unlawful.  The information in this                                  903,375 SHARES OF
prospectus is current as of February 14, 2002.                                    COMMON STOCK

              __________________________

                   TABLE OF CONTENTS

                                                 Page

Risk Factors .......................................3
Special Information About
Forward Looking Statements..........................5
 Use of Proceeds....................................6
Selling Stockholder ................................6
Plan of Distribution ...............................7                         ____________________
Description of Securities...........................8
Indemnification for Securities                                                      PROSPECTUS
Act Liabilities.....................................9                         ____________________
Where You Can Find More
Information About Us...............................10
Legal Matters......................................10
Experts ...........................................10
                                                                                 February 14, 2002


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